             Exhibit 10.1

BARNWELL INDUSTRIES, INC.

2008 PAY FOR PERFORMANCE PLAN

1.

Purpose. The purpose of this Plan is to provide certain employees of the Company with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.	Definitions.
(a)	"Board" means the Board of Directors of Barnwell Industries, Inc.
(b)	"Bonus" means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 6 below.
(c)

"Bonus Formula" means, as to any Performance Period, the formula established by the Committee pursuant to Section 6 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(d)	"Code" means the Internal Revenue Code of 1986, as amended.
(e)

"Committee" means the Compensation Committee of the Board, or such other committee designated by the Board, which is authorized to administer the Plan under Section 4. and which shall consist of two or more members, each of whom shall qualify as an "outside director" within the meaning of Code Section 162(m).

(f)	"Company" means Barnwell Industries, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).
(g)	"Fiscal Year" means the twelve-month period from October 1 through September 30.
(h)	"Participant" means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.
(i)	"Performance-Based Compensation" means compensation that qualifies as "performance-based compensation" within the meaning of Code Section 162(m).
(j)

"Performance Measure" means the metric(s) (or combined metric(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to a Bonus. As determined by the Committee, the Performance Measures applicable to a Bonus may provide for a targeted level or levels of achievement using one or more of the following metrics, on an absolute basis or relative to a pre-established target: revenue (on an absolute basis or adjusted for currency effects); gross margin; operating expenses or operating expenses as a percentage of revenue; earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, and may be determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") or adjusted to exclude any or all non-GAAP items); earnings per share (on a GAAP or non-GAAP basis); growth in any of the foregoing measures; stock price; return on equity or average stockholders' equity; total stockholder return; growth in stockholder value relative to the moving average of the S&P 500 Index, another index or that of a peer group of companies; return on capital; return on assets or net assets; return on investment; economic value added; operating profit; controllable operating profit; net operating profit; operating margin; cash conversion cycle; market share; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; succession plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation, improvements in productivity; attainment of objective operating goals; and employee metrics. The Performance Measures may differ from Participant to Participant and from Bonus to Bonus. The Committee may designate Performance Measures that are based on business unit or Company-wide results.

(k)	"Performance Period" means any Fiscal Year or such other period as determined by the Committee.
(l)	"Plan" means this Barnwell Industries, Inc. 2008 Pay for Performance Plan.
(m)

"Predetermination Date" means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date by which a performance goal must be pre-established pursuant to Code Section 162(m).

3.

Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers and other key employees of the Company who are designated by the Committee, in writing, in its sole discretion. No person shall be automatically entitled to participate in the Plan.

4.	Plan Administration.
(a)

The Committee shall be responsible for the requirements for qualifying compensation as Performance-Based Compensation. Subject to the limitations on Committee discretion imposed under Code Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder. The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of this Plan.

(b)

Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.

Term. This Plan shall be effective as of October 1, 2007, contingent upon approval of the Plan by the stockholders of Barnwell Industries, Inc. at the next company annual stockholders' meeting following the date that the Board adopts this Plan in accordance with Code Section 162(m) and the regulations thereunder. Once approved by the stockholders, this Plan shall continue until the earliest of (i) a termination under Section 9 of this Plan, (ii) the date any stockholder approval requirement under Code Section 162(m) ceases to be met, or (iii) the date that is five years after the stockholder meeting in fiscal 2008.

6.	Bonuses. Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:
(a)	the Performance Period;
(b)	the positions or names of employees who will be Participants for the Performance Period;
(c)	the targeted goals for selected Performance Measures during the Performance Period; and
(d)	the applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.
7.	Determination of Amount of Bonus.
(a)

Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula. The aggregate Bonus(es) payable to any Participant during any Fiscal Year shall not exceed U.S. $2 million.

(b)

Adjustment. The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any Company press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items.

(c)

Right to Receive Payment. Each Bonus under this Plan shall be paid solely from general assets of the Company. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8.	Payment of Bonuses.
(a)

Timing of Distributions. The Company shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in any event within the calendar year following the calendar year in which the performance period ends; provided further, however, that, if any Bonus fails to qualify as Performance-Based Compensation, and the Company's deduction with respect to all or any part of such Bonus is restricted by Section 162(m), the Committee may delay any such payment to a future tax year of the Company in which the Company's deduction for such payment would no longer be restricted by application of Code Section 162(m), and, provided further, that such delay in payment is made in accordance with Treasury Regulations Sections 1.409A-1(b)(4)(ii) or 1.409A-2(b)(7)(i).

(b)

Payment. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee of the Company on the last day of each applicable Performance Period, subject to the following:

i.

Leave of Absence or Non-Pay Status. A Participant may receive a Bonus while on an approved leave of absence or non-pay status. Such Bonus shall be prorated in a manner the Company determines in it sole discretion.

ii.

Disability, Workforce Restructuring, Voluntary Severance Incentive Program, Divestiture or Retirement. A Participant who terminates due to disability, participation in a workforce restructuring or voluntary severance incentive program, divestiture or retirement under the Company's retirement policies may receive a prorated Bonus; the method in which a Bonus is prorated shall be determined by the Company in its sole discretion.

iii.

Death. The estate of a Participant who dies prior to the end of a Performance Period or after the end of a Performance Period but prior to payment may receive a Bonus or prorated Bonus; the method in which a Bonus is prorated shall be determined by the Company in its sole discretion.

(c)

Change in Status. A Participant who has a change in status that results in being ineligible to participate in this Plan may receive a prorated Bonus, if any (as determined by the Committee at the end of the Performance Period), under this Plan; the method in which a Bonus is prorated shall be determined by the Committee in its sole discretion.

(d)

Code Section 409A. To the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee or Plan Committee.

9.	Amendment and Termination.
(a)

The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Committee may amend, modify, suspend or terminate this Plan if any such action is required by law. To the extent required under applicable law, including Code Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(b)	In the case of Participants employed outside the United States, the Company may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

10.      Withholding. Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11.      No Additional Participant Rights. The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of the Company, and the right of the Company to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company, in accordance with the terms and conditions of the Participant's employment agreement.

12.  Successors. All obligations of the Company with respect to Bonuses granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.  Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

14.  Severability. If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect. Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

15.  Governing Law. This Plan shall be governed by the laws of the State of Hawaii.